Exhibit 10.6

SECURITIES INVESTMENT AND SUBSCRIPTION AGREEMENT

THIS SECURITIES INVESTMENT AND SUBSCRIPTION AGREEMENT, dated as of May 5, 2010 (this “Agreement”), is by and between Think Holdings AS, a Norwegian limited liability company, with corporate registration number 992 714 344 (the “Company”), and each of the investors that are or become party to this Agreement as evidenced by the execution by such investor of a counterpart signature page to this Agreement  (such investor, and its permitted successors and assigns, are each referred to herein as an “Investor” and, collectively, as the “Investors”.

A.           This Agreement contemplates the issuance by the Company to the Investors of up to approximately 30,000,000 shares of its Series B Convertible Preferred Stock, having a nominal value of NOK 1.00 per share (the “Series B Preferred Stock”), for a subscription price of NOK 10.00 per share.  It is anticipated that the sale and issuance of Series B Preferred Stock hereunder will occur in two or more closings.  In order to meet the Company’s immediate funding needs, it is anticipated that a smaller, first closing of approximately 6,000,000 shares of Series B Preferred Stock will occur promptly following the date hereof, and the second and any additional closings for the remainder of the Series B Preferred Stock will occur on or about June 4, 2010 or as otherwise determined in accordance with this Agreement.  The Company gives no assurances that the timing and the amount of each closing will be as described in the foregoing sentence.  Each closing hereunder is referred to herein a “Closing” and the first closing hereunder is referred to herein as the “First Closing”.

B.           The Series B Preferred Stock is senior to the Company’s Series A Convertible Preferred Stock, having a nominal value of NOK 1.00 per share (the “Series A Preferred Stock”), and the Company’s common stock, having a nominal value of NOK 1.00 per share (the “Common Stock”).  As of the date hereof, each Investor has committed to subscribe for the number of shares of Series B Preferred Stock set forth opposite its name on Exhibit A.  This Agreement shall not in any respect prevent the Company from raising further capital, through a share offering or otherwise, including sales of Series B Preferred Stock to new and existing Investors.

C.           The terms of the Common Stock, Series A Preferred Stock and the Series B Preferred Stock are set forth in the Company’s Amended and Restated Articles of Association (which are subject to approval by the Company’s extraordinary shareholders’ meeting (EGM)), a copy of which is annexed hereto as Exhibit B (the “Articles of Association”).  The terms of the Series B Preferred Stock will include, among other things, (i) a priority in liquidation that is senior to all other capital stock of the Company, including the Series A Preferred Stock, (ii) an annual cumulative cash dividend of NOK 1.00, (iii) a liquidation preference equal to two times the sum of its subscription price and accrued and unpaid dividends, (iv) two votes per share, and (v) cash redemption rights.  The Series B Preferred Stock will be convertible into Common Stock.  The shares of Common Stock into which Series B Preferred Stock are convertible are sometimes referred to herein as the “Conversion Shares”.

D.           On or prior to the First Closing, the existing Shareholders Agreement among the Company’s shareholders will have been duly and validly amended and restated into the form annexed hereto as Exhibit C (the “Shareholders Agreement”).

E.           On or prior to the First Closing, Vision Ridge Partners LLC and Novus Energy Partners LLC/Rebelijo AS will each tender to the Company for cancellation (and for no consideration) one-half of the  “ATVM Warrant” exercisable for Series B Preferred Stock that it received in the prior Series B Preferred Stock financing (for the avoidance of doubt, neither party is tendering for cancellation any of the warrants it received in connection with the bridge financing provided to the Company during its recent debt-settlement proceeding).

F.           Each Investor will receive a warrant exercisable for Series B Preferred Stock  (the “New ATVM Warrants”).  The number of New ATVM Warrants received by each Investor will be equal to the total number of shares of Series B Preferred Stock purchased by such Investor multiplied by the lesser of (i) 0.75 and (ii) a fraction, the numerator of which is 18,000,000 and the denominator of which is the total number of shares of Series B Preferred Stock issued under this Agreement.  The New ATVM Warrants will have a term of one year from the date of the First Closing, and a per share exercise price of NOK 10.00 (as adjusted for stock splits, stock dividends, reverse stock splits and similar events).  The New ATVM Warrants will be issued to the Investors promptly after the final Closing hereunder.

G.           Investors will have the right to put their shares of Series B Preferred Stock purchased under this Agreement to Ener1, Inc. (“Ener1”) in consideration for Ener1 common stock, subject to the limitations described below.  The per share put price will be US$1.67 (as adjusted for stock splits, stock dividends, reverse stock splits and similar events), and the number of shares of Ener1 common stock issued in connection with a put will be calculated using the 15 day moving average price of Ener1 common stock subject to a floor price of US$4.00 (as adjusted for stock splits, stock dividends, reverse stock splits and similar events).  Each Investor that exercises such put right will be required to assign to Ener1 for no additional consideration one-half of the New ATVM Warrants it received as part of its purchase of the Series B Preferred Stock subject to such put.  Ener1 will undertake to register its shares of common stock issued in connection with such put with the U.S. Securities and Exchange Commission (the “SEC”).  This put right will have a term of one year from the date of the First Closing, and all of the terms and conditions pertaining to this put right are set forth in the Shareholders Agreement.  The aggregate put amount that Ener1 will be obligated to honor will be capped at US$27,500,000, and the maximum amount an Investor may put to Ener1 will be equal to the product of US$27,500,000 and a fraction, the numerator of which is the total number of shares of Series B Preferred Stock purchased by such Investor under this Agreement, and the denominator of which is the total number of shares of Series B Preferred Stock purchased by all Investors under this Agreement other than Ener1.  The foregoing put right will not be granted to ITOCHU Corporation.

H.           The issuance and sale of the Series B Preferred Stock, Conversion Shares and the shares for which the New ATVM Warrants are exercisable (collectively, the “Securities”) by the Company to U.S. Investors shall be effected in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the SEC under the U.S. Securities Act of 1933, as amended.

In consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors hereby agree as follows:

1.           TERMINOLOGY AND USAGE.

1.1           Definitions.  When used herein, the terms below shall have the respective meanings indicated:

“Affiliate” means, as to any Person (the “subject Person”), any other Person (a) that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject Person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting equity of the subject Person, or (c) ten percent (10%) or more of the voting equity of which is directly or indirectly beneficially owned or held by the subject Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, through representation on such Person’s board of directors or other management committee or group, by contract or otherwise.

“Board of Directors” means the Company’s Board of Directors, as constituted from time to time.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks located in Norway are authorized or permitted by law to be closed.

“Closing Date” means the date on which a Closing occurs.

“Company Subsidiary” means Think Global, Think NA, Think Technology AS and any Person that is a Subsidiary of the Company.

“Execution Date” means the date of this Agreement.

“Governmental Authority” means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any stock exchange, securities market and self-regulatory organization.

“Governmental Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, license or other directive or requirement of any federal, state, county, municipal, parish, provincial, foreign or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them.

“Holder” shall initially mean the Investors, provided that any Person that (i) subsequently holds any Securities and (ii) is also party to this Agreement shall also be deemed a Holder.

“Lead Investors” means Rockport Capital Partners and Ener1.

“Lien” means, with respect to any property, any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, tax lien, financing statement, pledge, charge, or other lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Person” means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity.

“Qualified Public Offering” means a firm commitment underwritten public offering of not less than NOK 250,000,000 in Common Stock at a per share offering price of not less than NOK 40.00 (as adjusted for stock splits, stock dividends, reverse stock splits and similar events).

“Requisite Holders” means, as of a date of determination, Holders holding at least two-thirds of the aggregate number of Conversion Shares in to which the Series B Preferred Stock issued hereunder are convertible (determined on an “as-converted” and “as exercised” basis).

“Requisite Investors” means, as of a date of determination, Holders holding at least two-thirds of the aggregate Commitment Percentage that remains undrawn as of such date.

“Securities Act” means the Securities Act of 1933 (as amended, and the rules and regulations promulgated thereunder).

“Subsidiary” means, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

“Termination Date” means the earlier of (i) the date on which there is no more Series B Preferred Stock or warrants exercisable for Series B Preferred Stock outstanding and (ii) the date on which a Qualified Public Offering is resolved by the Company or a successor to the Company.

“Transaction Documents” means (i) this Agreement, (ii) the Articles of Association, (iii) the Shareholders Agreement, (iv) the New ATVM Warrants, and (v) all other agreements, documents and other instruments executed and delivered by or on behalf of the Company or any of its respective officers in connection with the transactions contemplated under this Agreement, provided that the parties hereto acknowledge that the Company is not a party to the Shareholders Agreement and therefore references herein to the Transaction Documents that pertain to the Company shall not be deemed to include the Shareholders Agreement.

1.2           Definitional Cross-References.  Each of the following additional terms shall have the meaning defined for such term in the Section or Transaction Document set forth opposite such term below:

“Agreement”	Preamble
“Articles of Association”	Recitals
“Closing”	Recitals
“Common Stock”	Recitals
“Company”	Preamble
“Conversion Shares”	Recitals
“Ener1”	Recitals
“First Closing”	Recitals
“Holder Party”	Section 6
“Investors”	Preamble
“New ATVM Warrants”	Recitals
“Novus”	Recitals
“Regulation D”	Recitals
“SEC”	Recitals
“Securities”	Recitals
“Series A Preferred Stock”	Recitals
“Series B Preferred Stock”	Recitals
“Shareholders Agreement”	Recitals
“U.S. Person”	Section 3.2

1.3           Other Definitional Provisions.  All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of similar import contained in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.4           Adjustments for Stock Splits, Reverse Stock Splits and Other Events.  The number of shares to be sold, any per share sales price, conversion rate or exercise price; all as stated herein, are subject to proportional adjustments for stock splits, reverse stock splits, and similar events, as well as further adjustments that may be made under the Articles of Association.

2.           ISSUANCE AND SUBSCRIPTION OF SHARES OF SERIES B PREFERRED STOCK.

2.1          Closing.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Section 2.2, the Company agrees to issue to each Investor, and such Investor agrees to subscribe from the Company the number of shares of Series B Preferred Stock set forth opposite such Investor’s name on Exhibit A, at a per share subscription price of NOK 10.00.  The First Closing shall occur on or about May 7, 2010 or such other date agreed to by the Lead Investors and the Company.  Any subsequent Closing shall occur on such date, time, terms and conditions as agreed to by the Lead Investors and the Company.  Each Investor acknowledges and agrees that is has had the opportunity to subscribe for the number of shares of Series B Preferred Stock that it desires to purchase, and as such it hereby waives any preemptive rights it may have with respect to additional sales of Series B Preferred Stock made under this Agreement, including any sales made to ITOCHU Corporation or any other new or existing Investor.

2.2          Conditions to Closing.

(a)           Conditions to Each Investor’s Obligations at a Closing.  Each Investor’s obligations to effect a Closing, including, without limitation, its obligation to subscribe for Series B Preferred Stock at such Closing, are conditioned upon the fulfillment (or waiver by such Investor in its sole and absolute discretion) of each of the following events as of the applicable Closing Date, and the Company shall use commercially reasonable efforts to cause each of such conditions to be satisfied:

(i)           the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of such date as if made on such date; provided, however, that (x) any representation or warranty relating to a particular date shall only need to be true and correct in all material respects as of such particular date, and (y) if any representation or warranty is not true or correct in all material respects, (1) the Company  shall have submitted a certificate to such Holder disclosing all material inaccuracies or omissions in such representation or warranty, (2) the Requisite Investors shall have deemed, in their sole and absolute discretion, the representation or warranty, as so qualified by such certificate, to be acceptable, and (3) such certificate shall be deemed an amendment under this Agreement to such representation or and warranty;

(ii)          the Company shall have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in this Agreement and in the other Transaction Documents that are required to be complied with or performed by the Company on or before such Closing;

(iii)         there shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby and by the other Transaction Documents;

(iv)        the Company shall have executed and delivered to such Investor the Transaction Documents required to be delivered by it on such Closing; and

(v)         the Company shall have delivered to such Investor (x) a certified, filed copy of the Articles of Association, and (y) a certified copy of the resolutions passed by the Board of Directors authorizing all of the transactions contemplated by the Transaction Documents to which the Company is a party.

(b)           Conditions to the Company’s Obligations at a Closing.  The Company’s obligations to effect a Closing with an Investor are conditioned upon the fulfillment (or waiver by the Company in its sole and absolute discretion) of each of the following events as of the applicable Closing Date:

(i)           the representations and warranties of such Investor set forth in this Agreement shall be true and correct in all material respects as of such date as if made on such date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all material respects as of that date);

(ii)          such Investor shall have complied with or performed all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by such Investor on or before such Closing;

(iii)         there shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby and by the other Transaction Documents;

(iv)        such Investor shall have executed each Transaction Document to which it is a party and shall have delivered the same to the Company (including a duly executed application form for the Series B Preferred Stock being subscribed by it at such Closing);

(v)         such Investor shall have paid to the Company (or into in escrow account established on behalf of the Company) the subscription price for the Series B Preferred Stock being subscribed by it at such Closing;

(vi)        to the extent requested by the Company, such Investor shall have delivered to the Company the information necessary to register such Investor’s Series B Preferred Stock at such Investor’s account in the Norwegian Securities Depository Verdipapirsentralen; and

(vii)       the Company shall have received the requisite corporate resolutions and other documents necessary for it to duly and validly issue the Series B Preferred Stock hereunder.

2.3           Post-Closing Obligations.  The Company shall, promptly following each Closing, but in no event later than 7 days after such Closing, deliver to each Holder a certificate of incorporation from the Norwegian Register of Business Enterprises stating the new share capital of the Company, and, if requested by a Holder, promptly assist such Holder in verifying the number and type of the Company’s securities registered in such Holder’s name.  Promptly after the final Closing hereunder, the Company shall issue the New ATVM Warrants to each Investor.

2.4           Claw-Back Rights.  If a Holder fails to fulfill its obligation to effectuate a Closing, and such failure is not caused by a breach by the Company of its obligations hereunder, the Company shall send written notice of such failure to such Holder.  If such Holder fails to effectuate such Closing within 10 Business Days of receiving such notice, such Holder shall be deemed to have breached its investment commitment hereunder, and all of its Series A and Series B Preferred Stock shall be automatically converted into Common Stock, subject to the Company obtaining the necessary corporate resolutions from its shareholders for such conversion, and such Holder shall thereafter cease to have any rights as a holder of Series A or Series B Preferred Stock.

2.5           Further Assurances.  The Investors shall cooperate with the Company in good faith to effectuate each Closing as promptly as practicable, including, without limitation, voting in favor of such Closing at the applicable extraordinary general meeting and taking such other actions as are customary or as may be reasonably requested to effectuate such Closing.

3.           REPRESENTATIONS AND WARRANTIES OF EACH HOLDER.

Each Holder (with respect to itself only) hereby represents and warrants to the Company and agrees with the Company that, as of the Execution Date:

3.1           Authorization; Enforceability.  Such Holder, if an entity, is duly and validly organized, validly existing and in good standing under the laws of its formation with the requisite corporate power and authority to subscribe for the Securities to be subscribed by it hereunder and to execute and deliver this Agreement and the other Transaction Documents to which it is a party.  This Agreement constitutes, and upon execution and delivery thereof, each other Transaction Document to which such Holder is a party shall constitute, such Holder’s valid and legally binding obligation, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) general principles of equity.

3.2           U.S. Investor.  If such Holder is a U.S. Person (as defined below), such Holder (i) is an “accredited investor” as that term is defined in Rule 501 of Regulation D, (ii) was not formed or organized for the specific purpose of making an investment in the Company, and (iii) is acquiring the Securities solely for its own account and not with a present view to the public resale or distribution of all or any part thereof, except pursuant to sales that are registered under, or exempt from the registration requirements of, the Securities Act and/or sales registered under the Securities Act; provided, however, that in making such representation, such Holder does not agree to hold the Securities for any minimum or specific term and reserves the right to sell, transfer or otherwise dispose of the Securities at any time in accordance with the provisions of this Agreement and with federal and state securities laws applicable to such sale, transfer or disposition.  As used herein, a “U.S. Person” means:  (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. Person; (iv) any trust of which any trustee is a U.S. Person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if:  (x) organized or incorporated under the laws of any foreign jurisdiction; and (y) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by “accredited investors” as that term is defined in Rule 501 of Regulation D who are not natural persons, estates or trusts.

3.3           Non U.S. Investor.  If such Holder is a not a U.S. Person, the sale of the Securities by the Company to such Holder will not (i) violate any Governmental Requirements applicable to such sale, and (ii) require any filing, notice, registration or any other action by the Company under any Governmental Requirements applicable to such sale, except for such filings, notices, registrations and other actions which such Holder has in writing requested the Company to make and which has been accepted by the Company.

3.4           Information; Economic Risk. The Company has, prior to the date on which it is issuing Securities under this Agreement, provided to such Holder information regarding the business, operations and financial condition of the Company and has, prior to the date on which it is issuing Securities under this Agreement, granted such Holder the opportunity to ask questions of and receive answers from representatives of the Company, its officers, directors, employees and agents concerning the Company in order for such Holder to make an informed decision with respect to its investment in such Securities.  Neither such information nor any other investigation conducted by such Holder or any of its representatives shall modify, amend or otherwise affect such Holder’s right to rely on the Company’s representations and warranties contained in this Agreement.  Such Holder can bear the economic risk of a total loss of its investment in the Securities and has such knowledge and experience in business and financial matters so as to enable it to understand the risks of and form an investment decision with respect to its investment in the Securities.

3.5           Limitations on Disposition.  Such Holder acknowledges that, except as contemplated in this Agreement, the Securities have not been and are not being registered under the Securities Act (or any other Governmental Requirements that would enable the public distribution of the Securities) and may not be transferred or resold to any other Person without the requisite registration under applicable Governmental Requirements or pursuant to an exemption therefrom.

3.6           Reliance on Exemptions.  Such Holder understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of certain Governmental Requirements and that the Company is relying upon the truth and accuracy of the representations and warranties of such Holder set forth in this Section 3 in order to determine the availability of such exemptions and the eligibility of such Holder to acquire the Securities.  Such Holder acknowledges that it did not subscribe for the Securities based upon any advertisement in any publication of general circulation.

3.7           Fees.  Such Holder has not agreed to pay any compensation or other fee, cost or related expenditure to any underwriter, broker, agent or other representative in connection with the transactions contemplated hereby.

3.8         No Conflicts.  The execution and performance of this Agreement and the other Transaction Documents to which such Holder is a party do not conflict in any material respect with any agreement to which such Holder is a party or is bound, any court order or judgment applicable to such Holder, or the constituent documents of such Holder.

3.9         No Governmental Review.  Such Holder understands that no Governmental Authority has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of an investment in the Securities nor have such authorities passed upon the accuracy of any information provided to such Holder or made any findings or determinations as to the merits of the offering of the Securities.

4.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company hereby represents and warrants to each Holder and agrees with such Holder that, as of the Execution Date:

4.1         Organization, Good Standing and Qualification.  The Company is duly organized, validly existing and in good standing under the laws of Norway, and has all requisite power and authority to carry on its business as now or proposed to be conducted.

4.2         Authorization; Consents.  The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents, including, without limitation, the issuance of the Securities to the Holders in accordance with the terms hereof and thereof.

4.3         Enforcement.  This Agreement has been and, at or prior to the applicable Closing Date, each other Transaction Document required to be delivered by the Company on such date shall be, duly executed and delivered by the Company.  This Agreement constitutes and, upon the execution and delivery thereof by the Company, each other Transaction Document shall constitute, the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) general principles of equity.

4.4         Capitalization; Company Subsidiaries.

(a)           Capitalization.  The capitalization of the Company as of the Execution Date, and the pro forma capitalization of the Company after giving effect to the applicable Closing, including the number of shares issued and outstanding, the additional shares which may be issued subject to power of attorney granted to the Board of Directors (hereunder any power of attorney granted for the purpose of issuing shares pursuant to the Company’s stock compensation plan and any other equity compensation or incentive plans, and the number of shares issuable pursuant to securities (other than the Securities) payable in, exercisable, exchangeable or redeemable for or convertible into any shares of Common Stock are all set forth on Schedule 4.4(a) on an indicative basis.

(b)           Company Subsidiaries.  Schedule 4.4(b) sets forth all of the Company Subsidiaries.  Except as disclosed on Schedule 4.4(b), the Company or a wholly-owned Company Subsidiary owns all of the share capital of each Company Subsidiary.

4.5         Due Authorization; Valid Issuance.  The Securities are duly authorized and, when issued, delivered in accordance with the terms of the Transaction Documents, shall be duly and validly issued, free and clear of any Liens imposed by or through the Company.  Assuming the accuracy of each Holder’s representations contained herein, the issuance of the Securities under this Agreement shall be effected in compliance with all applicable Governmental Requirements.

4.6         No Conflict.  The execution, delivery and performance of this Agreement and the other Transaction Documents shall not (i) violate the Company’s articles of association or any other organizational document, or (ii) violate any Governmental Requirement applicable to the Company.

4.7         Compliance with Laws; Litigation.  The Company is not in violation of (and no event has occurred which, with notice or lapse of time or both, would constitute a violation under) any applicable Governmental Requirement.  No material claim, investigation or proceeding is pending or, to the Company’s knowledge threatened, against the Company.

4.8         Solicitation; Other Issuances of Securities.  Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities, or (ii) has, directly or indirectly, made any offers or sales of any security or the right to purchase or subscribe for any security, or solicited any offers to buy any security or any such right, under circumstances that would require registration of the Securities under the Securities Act.

4.9         No Fees.  Neither the Company nor any Company Subsidiary is obligated to pay any brokers, finders or financial advisory fees or commissions to any underwriter, broker, agent or other representative in connection with the transactions contemplated hereby.

5.           COVENANTS AND AGREEMENTS OF THE COMPANY AND HOLDERS.

5.1         Use of Proceeds.  The Company shall use the proceeds from the subscription of Series B Preferred Stock primarily to position the Company to undertake a successful initial public offering of its Common Stock and the remainder for general working capital purposes.  The Company shall not make any other use of proceeds without the consent of the Board of Directors.

5.2         Board Composition.  The Board of Directors will be increased from six to eight members, with the two new board seats being filled by independent directors designated by the Lead Investors.  The remaining six board seats will continue to be designated as follows:  two members to be designated by Ener1, one member to be designated by Rockport Capital Partners, one member to be designated by Valmet, one member to be designated by Investinor AS, and the final member to be Mr. Reidar Langmo.  The foregoing shall be embodied in the Shareholders Agreement since the obligations pursuant to this Section 5.2 apply only to the Holders.

5.3         Additional Affirmative Covenants of the Company.  The Company agrees that, during the period beginning on the Execution Date and ending on the Termination Date, the Company shall, and to the extent legally permitted, shall cause the Company Subsidiaries to:

(a)           maintain its corporate existence in good standing;

(b)           comply with all material Governmental Requirements applicable to the operation of its business in all material respects;

(c)           comply with all material agreements, documents and instruments binding on it or affecting its Properties or business, including, without limitation, all material contracts, in all material respects; and

(d)           maintain commercially reasonable insurance coverage (including D&O insurance) for the Company and each Company Subsidiary.

5.4         Certain Negative Covenants of the Company.  The Company agrees that, during the period beginning on the Execution Date and ending on the Termination Date, the Company shall not, and shall, to the extent legally permitted, not permit any Company Subsidiary to:

(a)           enter into any transaction or arrangement with any Affiliate, employee, officer, director or equity holder of the Company or Company Subsidiary, unless such transaction is effectuated on an arm’s length basis and approved by the independent members of the Board of Directors;

(b)           if the Company is permitted to redeem the Series A Preferred Stock, redeem such stock at a per share redemption price that is greater than the redemption price contemplated in the Articles of Association; or

(c)           materially diverge from the Company’s or any Company Subsidiary’s current operating budget as adopted and approved hereunder without the prior consent of the Board of Directors.

5.5         Use of Holder’s Name.  Except as may be required by applicable law and/or this Agreement, the Company shall not use, directly or indirectly, any Holder’s name or the name of any of its Affiliates in any advertisement, announcement, press release or other similar communication unless it has received the prior written consent of such Holder for the specific use contemplated or as otherwise required by applicable law or regulation.

5.6         Requisite Approvals.  Promptly after the date hereof, the Company shall use its reasonable best efforts to take all actions, and to obtain all consents and approvals, necessary for it to consummate each Closing as contemplated hereunder as soon as practicable after the date hereof.

6.           INDEMNIFICATION OF HOLDERS.

The obligations of the Company under this Section 6 shall be subject to applicable Norwegian Governmental Requirements and may not be enforceable under some or all instances.  The Company shall indemnify and hold each Holder and its directors, managers, officers, shareholders, members, partners, employees and agents (each, a “Holder Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Holder Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in any of the Transaction Documents, or (b) any action instituted against a Holder, or any of its Affiliates, by any shareholder or creditor of the Company or any of the Company Subsidiaries with respect to any of the transactions contemplated by the Transaction Documents.  With respect to legal expenses and other out-of-pocket expenses that a Holder Party may reasonably incur in connection with investigating or defending an action, claim, loss or other matter covered hereunder, the Company shall reimburse such Holder Party for such expenses promptly upon request by such Holder Party.  If any action shall be brought against any Holder Party in respect of which indemnity may be sought pursuant to this Agreement, such Holder Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing.  Any Holder Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Holder Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time following such Holder Party’s written request that it do so, to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Holder Party.  The Company shall not be liable to any Holder Party under this Section 6 (1) for any settlement by a Holder Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (2) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to such Holder Party’s wrongful actions or omissions, or gross negligence or to such Holder Party’s breach of any of the representations, warranties, covenants or agreements made by such Holder in any of the Transaction Documents.

7.          MISCELLANEOUS.

7.1           Survival.  The representations, warranties, covenants and indemnities made by the parties herein and in the other Transaction Documents shall survive each Closing notwithstanding any due diligence investigation made by or on behalf of the party seeking to rely thereon.

7.2           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. A Holder may assign its rights and obligations hereunder in connection with any private sale or transfer of Series B Preferred Stock, but not any Conversion Shares, as long as, as a condition precedent to such transfer, the transferee executes an acknowledgment agreeing to be bound by the applicable provisions of this Agreement, in which case the term “Holder” shall be deemed to refer to such transferee as though such transferee were an original signatory hereto, and such assignment complies with applicable Governmental Requirements.  The Company may not assign its rights or obligations under this Agreement.

7.3           No Reliance.  Each party acknowledges that (i) it has such knowledge in business and financial matters as to be fully capable of evaluating this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) it is not relying on any advice or representation of any other party in connection with entering into this Agreement, the other Transaction Documents or such transactions (other than the representations made in this Agreement or the other Transaction Documents), (iii) it has not received from any other party any assurance or guarantee as to the merits (whether legal, regulatory, tax, financial or otherwise) of entering into this Agreement or the other Transaction Documents or the performance of its obligations hereunder and thereunder, and (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and has entered into this Agreement and the other Transaction Documents based on its own independent judgment and, if applicable, on the advice of such advisors, and not on any view (whether written or oral) expressed by any other party.

7.4           Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Norway.  Any dispute arising out of or in connection with this Agreement shall be finally settled by arbitration in accordance with the Norwegian Arbitration Act of 2004. The place of arbitration shall be Oslo, Norway.  Unless otherwise agreed by the parties, the arbitration court shall be composed by three (3) arbitrators appointed according to the provisions in the Norwegian Arbitration Act of 2004. The language to be used in the arbitration proceedings shall be English, unless otherwise agreed.  Each of the Holders agrees that any arbitration and arbitral awards shall be confidential.

7.5           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile.

7.6           Headings.  The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7           Notices.  Any notice, demand or request required or permitted to be given by the Company or a Holder pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile, unless such delivery is made on a day that is not a Business Day (or after 4 p.m., Central European time on a Business Day), in which case such delivery shall be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an internationally recognized overnight courier service providing overnight service to the applicable address; in each case, addressed as follows:

If to the Company:

Think Holdings AS
Martin Linges vei 17, 1367 Snarøya, Norway

Attn: The Chief Executive Officer
Tel: + 47 63 85 45 00
Fax: + 47 21 61 02 01

and if to a Holder, to the address for such Holder as designated by such Holder in writing to the Company in accordance with this Section 7.7.

7.8           Expenses.  The Company and each Holder shall pay all costs and expenses that it incurs in connection with the negotiation, execution, delivery and performance of this Agreement or the other Transaction Documents.

7.9           Failure or Delay not Waiver.  No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege.

7.10         Amendments; Waivers.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Requisite Holders.   A waiver of any provision of this Agreement that is enforceable against the Company shall be valid only if given in writing by the Company, and may be relied upon by all of the Holders.  A waiver of any provision in this Agreement that is enforceable against a specific Holder shall be valid only if given in writing by such Holder.  A waiver of any provision in this Agreement that is enforceable against all of the Holders shall be valid only if given in writing by the Requisite Holders.  Any waiver given hereunder shall be effective only in the specific instance and for the specific purpose for which it was given.

7.11         Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties.

7.12         Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that in such case the parties shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Agreement to the parties.

7.13         Attorneys’ Fees.  In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals. With respect to the Company this Section 7.13 is subject to what is permitted under applicable law.

7.14         Exculpation Among Investors.  Each Investor acknowledges that it is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.  Each Investor agrees that no Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Securities.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

THINK HOLDINGS AS

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

INVESTOR:

By:
Name:
Title: